Exhibit 99.1

Century Reports 2012 Financial Results
MONTEREY, CA. February 21, 2013 -- Century Aluminum Company (NASDAQ:CENX) reported a net loss of $6.9 million ($0.08 per basic and diluted common share) for the fourth quarter of 2012.
For the fourth quarter of 2011, the company reported a net loss of $31.1 million ($0.35 per basic and diluted common share). Financial results were positively impacted by an unrealized net gain on forward contracts of $2.4 million primarily related to the mark to market of aluminum price protection options. Cost of sales for the quarter included a $6.3 million charge for lower of cost or market inventory adjustments.
For 2012, the company reported a net loss of $35.6 million ($0.40 per basic and diluted common share). Financial results were negatively impacted by an unrealized net loss on forward contracts of $3.0 million primarily related to the mark to market of aluminum price protection options. Results were positively impacted by a net benefit of $4.1 million related to certain litigation items. Cost of sales included a $19.8 million benefit for lower of cost or market inventory adjustments.
For 2011, the company reported net income of $11.3 million ($0.11 per basic and diluted common share). Financial results were negatively impacted by a $7.7 million charge in the second quarter related to the contractual impact of changes in the company's Board of Directors and the executive management team, a charge of $2.9 million related to an insurance receivable, and a charge of $0.8 million related to the early retirement of debt. Changes to the Century of West Virginia retiree medical benefits program increased results by $18.3 million with an associated discrete tax benefit of $4.2 million. An unrealized net gain on forward contracts, primarily related to the mark to market of aluminum price protection options, positively impacted results by $0.8 million. Cost of sales included an $8.6 million charge related to the restart of a curtailed potline at the Hawesville, Ky. smelter, and a $19.8 million charge for lower of cost or market inventory adjustments.
Sales for the fourth quarter of 2012 were $317.7 million compared with $318.2 million for the fourth quarter of 2011. Shipments of primary aluminum for the 2012 fourth quarter were 162,303 tonnes compared with 155,649 tonnes shipped in the year-ago quarter. Sales for 2012 were $1,272.1 million compared with $1,356.4 million for 2011, and total 2012 primary aluminum shipments of 646,529 tonnes compared with 602,142 tonnes shipped in 2011.
“We are witnessing a modest improvement in general market conditions,” commented Michael Bless, President and Chief Executive Officer. “The pace of economic activity in China appears to have at least stabilized, with signs of accelerating growth becoming more evident. Though industrial activity in the Euro zone remains depressed, the risk of a sovereign or banking crisis has eased. In the U.S., our key markets remain generally strong, with encouraging conditions in important sectors such as transportation. In this global context, the aluminum price has traded with less volatility in a relatively narrow band and regional premiums, based upon a number of factors, remain robust. Despite this reasonably benign environment, we remain watchful over potential disruptions which could be caused by political processes in the U.S. and in Europe, and continue to manage the Company with appropriate caution.
“We are pleased with our progress in 2012,” continued Mr. Bless. “I am proud to report on behalf of my colleagues that we achieved, at each of our facilities, record safety performance last year; that said, we are directing the energy and resources required to achieve continuous improvement. Our operations have remained stable and each of our plants successfully reduced its cost base during the year. In addition, the team at Grundartangi has embarked on a high return, low risk program to increase the plant's capacity by 15 percent over the next several years. We have invested to support that growth and reduce Grundartangi's carbon costs through the acquisition of the former Zeeland Aluminum anode plant in the Netherlands.
“We are moving to take advantage of the transformation occurring in the U.S. electric power markets and believe the domestic primary aluminum industry should have a bright future in this environment. We have had good success thus far in benefiting from these profound changes. At Mt. Holly, we concluded an arrangement that allows us to take advantage of excess power available outside the region. In West Virginia, we have secured significant support for Ravenswood's power cost and are seeking to close the remaining gap that will allow us to reopen the plant, a goal to which we remain steadfastly committed. The political leadership of each of these states has taken an aggressive role in preserving this critical economic activity. We are now working hard in Kentucky to achieve the same result. Hawesville is an excellent plant with a first rate group of employees. With the appropriate market-based power arrangement, we are confident we will be able to operate and invest in the plant for years to come.”
Fourth Quarter 2012 Earnings Conference Call
Century Aluminum's quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.
About Century Aluminum
Century Aluminum Company supplies standard-grade, high-purity and value-added primary aluminum products to diverse downstream manufacturing customers in the aerospace, automotive and energy industries. The Company owns primary aluminum capacity in the U.S. and Iceland. Century's corporate offices are located in Monterey, Calif. Visit www.centuryaluminum.com for more information.

Contacts

Mike Dildine (media)	831-642-9364
Shelly Harrison (investors)	831-642-9357

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; weakening of the Company's U.S. customer markets; our ability to successfully obtain long-term competitive power arrangements for our U.S. plants, including access to the wholesale power market for Hawesville and a favorable conclusion of the power negotiations for Ravenswood; and our ability to successfully progress the potential restart of our Ravenswood smelter. Forward-looking statements in this press release include, without limitation, statements regarding our ability to successfully access wholesale power for our Hawesville smelter and achieve an attractive long-term power solution for the plant; and our ability to obtain a power arrangement that enables a restart of our Ravenswood smelter. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
NET SALES:
Third-party customers	$176,928	$193,992	$719,812	$791,993
Related parties	140,739	124,172	552,299	564,431
	317,667	318,164	1,272,111	1,356,424
Cost of goods sold	301,124	331,796	1,225,769	1,266,902
Gross profit (loss)	16,543	(13,632)	46,342	89,522
Other operating expenses (income) – net	3,327	4,624	18,253	(3,806)
Selling, general and administrative expenses	10,571	8,916	35,363	46,032
Operating income (loss)	2,645	(27,172)	(7,274)	47,296
Interest expense - third party - net	(5,895)	(5,934)	(23,537)	(24,791)
Interest income – related parties	—	61	62	303
Net gain (loss) on forward contracts	(101)	3,067	(4,150)	804
Other income (expense) - net	(2,539)	225	5,576	(1,373)
Income (loss) before income taxes and equity in earnings of joint ventures	(5,890)	(29,753)	(29,323)	22,239
Income tax expense	(1,526)	(2,213)	(8,910)	(14,359)
Income (loss) before equity in earnings of joint ventures	(7,416)	(31,966)	(38,233)	7,880
Equity in earnings of joint ventures	507	859	2,623	3,445
Net income (loss)	$(6,909)	$(31,107)	$(35,610)	$11,325
Net income (loss) allocated to common shareholders	$(6,909)	$(31,107)	$(35,610)	$10,404
EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.08)	$(0.35)	$(0.40)	$0.11
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,492	89,352	88,534	91,854
Diluted	88,492	89,352	88,534	92,257

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)
	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$183,976	$183,401
Restricted cash	258	—
Accounts receivable — net	50,667	47,647
Due from affiliates	37,870	44,665
Inventories	159,925	171,961
Prepaid and other current assets	34,975	40,646
Deferred taxes - current portion	19,726	—
Total current assets	487,397	488,320
Property, plant and equipment — net	1,188,214	1,218,225
Other assets	100,715	104,549
TOTAL	$1,776,326	$1,811,094
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$75,370	$86,172
Due to affiliates	39,737	41,904
Accrued and other current liabilities	40,099	40,776
Accrued employee benefits costs — current portion	18,683	16,698
Industrial revenue bonds	7,815	7,815
Total current liabilities	181,704	193,365
Senior notes payable	250,582	249,512
Accrued pension benefits costs — less current portion	67,878	70,899
Accrued postretirement benefits costs — less current portion	143,105	128,078
Other liabilities	40,162	40,005
Deferred taxes	110,252	90,958
Total noncurrent liabilities	611,979	579,452

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 80,283 and 80,718 issued and outstanding at December 31, 2012 and December 31, 2011, respectively)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,335,158 issued and 88,548,637 outstanding at December 31, 2012; 93,230,848 issued and 88,844,327 outstanding at December 31, 2011)	933	932
Additional paid-in capital	2,507,454	2,506,842
Treasury stock, at cost	(49,924)	(45,891)
Accumulated other comprehensive loss	(151,192)	(134,588)
Accumulated deficit	(1,324,629)	(1,289,019)
Total shareholders’ equity	982,643	1,038,277
TOTAL	$1,776,326	$1,811,094

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Twelve months ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(35,610)	$11,325
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Unrealized net loss (gain) on forward contracts	2,987	(750)
Accrued and other plant curtailment costs — net	5,251	(13,928)
Lower of cost or market inventory adjustment	(19,818)	19,766
Depreciation and amortization	62,570	62,194
Debt discount amortization	1,069	1,857
Deferred income taxes	1,529	2,494
Pension and other postretirement benefits	3,129	(28,757)
Stock-based compensation	613	2,856
Non-cash loss on early extinguishment and modification of debt	—	763
Undistributed earnings of joint ventures	(2,623)	(3,445)
Change in operating assets and liabilities:
Accounts receivable — net	(2,537)	(3,744)
Due from affiliates	2,202	10,694
Inventories	31,854	(35,819)
Prepaid and other current assets	4,946	(20,791)
Accounts payable, trade	(12,114)	(904)
Due to affiliates	(2,167)	(3,477)
Accrued and other current liabilities	(5,746)	425
Other — net	1,604	(3,695)
Net cash provided by (used in) operating activities	37,139	(2,936)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(17,677)	(20,100)
Nordural expansion — Helguvik	(7,317)	(12,882)
Purchase of carbon anode assets	(13,814)	—
Investments in and advances to joint ventures	(275)	(113)
Dividends and payments received on advances from joint ventures	6,622	3,056
Proceeds from the sale of property, plant and equipment	188	1,471
Net change in restricted cash	(258)	3,673
Net cash used in investing activities	(32,531)	(24,895)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	—	(47,067)
Repayment of contingent obligation	—	(189)
Borrowings under revolving credit facility	18,076	15,900
Repayments under revolving credit facility	(18,076)	(15,900)
Repurchase of common stock	(4,033)	(45,891)
Issuance of common stock — net	—	83
Net cash used in financing activities	(4,033)	(93,064)
CHANGE IN CASH AND CASH EQUIVALENTS	575	(120,895)
Cash and cash equivalents, beginning of the year	183,401	304,296
Cash and cash equivalents, end of the year	$183,976	$183,401

CENTURY ALUMINUM COMPANY
Selected Operating Data
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Tonnes	(000) Pounds	$/Pound	Tonnes	(000) Pounds	$ (000) Revenue
2012
4th Quarter	93,649	206,461	$1.03	68,654	151,355	$105,668
3rd Quarter	95,747	211,086	0.98	67,684	149,217	97,939
2nd Quarter	93,831	206,862	1.05	66,997	147,704	105,756
1st Quarter	94,087	207,426	1.06	65,880	145,240	106,416
Total	377,314	831,835	$1.03	269,215	593,516	$415,779

2011
4th Quarter	87,665	193,269	$1.06	67,984	149,877	$112,411
3rd Quarter	82,236	181,299	1.19	68,596	151,229	129,369
2nd Quarter	84,509	186,310	1.26	66,974	147,652	132,113
1st Quarter	80,479	177,426	1.17	63,699	140,432	117,658
Total	334,889	738,304	$1.17	267,253	589,190	$491,551

(1) Does not include Toll shipments from Nordural Grundartangi